Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NightHawk Radiology Holdings, Inc. and Subsidiaries

Coeur d’Alene, Idaho

We consent to the use in this Registration Statement on Form S-1 of our report dated September 16, 2005 (September 30, 2005 as to Note 13) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph that describes the recapitalization of the Company) relating to the consolidated financial statements of NightHawk Radiology Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003 and for the years then ended, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boise, ID

October 4, 2005